Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Press:	Frank D. Filipo,
Executive Vice President
(631) 208-2400
Investor:	Douglas Ian Shaw
Senior Vice President
(631) 208-2400
4 West Second Street
Riverhead, NY 11901
(631) 208-2400 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP APPOINTS MICHAEL R. ORSINO, CHIEF LENDING OFFICER;

PROMOTES KAREN A. HAMILTON TO CHIEF CREDIT OFFICER

Riverhead, New York, March 13, 2012 — Suffolk Bancorp (NASDAQ - SUBK) today announced the appointment of Michael R. Orsino as Chief Lending Officer of Suffolk’s banking subsidiary, Suffolk County National Bank (“SCNB”), effective immediately. He succeeds Karen A. Hamilton, who has been promoted to the newly-created position of Chief Credit Officer. Ms. Hamilton continues to serve as an Executive Vice President of both Suffolk and SCNB, as will Mr. Orsino.

Howard C. Bluver, President and Chief Executive Officer remarked, “We are very excited to have Mike join our team. He has long and extensive experience in building small business and middle market commercial lending teams and portfolios. Among other things, Mike spent more than 20 years with Key Bank, and served at various times as the President of their Long Island District, for their Capital Region District, and their Hudson Valley /Metro New York district. His broader success notwithstanding, his roots are on Long Island, and his understanding of our market is second to none. We are extraordinarily fortunate to be able to welcome him to SCNB, and we believe he will play an essential role in building Suffolk’s portfolio in the years to come.”

Mr. Bluver went on to say, “Since Karen Hamilton first joined the Bank last May, she has done an excellent job addressing many of the credit-related challenges faced by the Bank over the last two years. Among other things, she has assembled great teams in credit administration, underwriting, and loan workout. Now, in her new position, and with her senior team in place, she can focus on reducing non-performing loans, aggressively pursuing workouts, and building a credit culture that will ensure the quality of our loan portfolio far into the future. Further, given her extensive past experience in the mortgage business, she will also oversee mortgage origination and residential finance.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about Suffolk, the banking industry, the economy in general, expectations of the business environment in which Suffolk operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond Suffolk’s control and are subject to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors that could affect Suffolk Bancorp include particularly, but are not limited to: a failure by Suffolk to meet the deadline under SEC rules for filing its Annual Report on Form 10-K (or any permitted extension thereof), or any further delay in filing its Annual Report beyond April 15, 2012; changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by Suffolk to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; any failure by Suffolk to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in Suffolk’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take Suffolk longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require Suffolk to change its practices in ways that materially change the results of operations.

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